Exhibit 99.2

Philip Morris International Inc.

2012 Second-Quarter Results Conference Call

July 19, 2012

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2012 second-quarter results. You may access the release on our web site at www.pmi.com.

(SLIDE 2.)

During our call today, we will be talking about results for the second-quarter 2012 and comparing them with the same period in 2011, unless otherwise stated. References to volumes are to PMI shipments. Industry volume and market shares are the latest data available from a number of internal and external sources. Organic volume refers to volume excluding acquisitions. Net revenues exclude excise taxes. Operating Companies Income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles.

You will find data tables showing adjustments to net revenues and OCI, for currency, acquisitions, asset impairment, exit and other costs, free cash flow calculations, and adjustments to earnings per share, or “EPS”, as well as reconciliations to U.S. GAAP measures, at the end of today’s webcast slides, which are posted on our web site.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Hermann Waldemer, Chief Financial Officer.

Hermann.

HERMANN WALDEMER

(SLIDE 4.)

Thank you Nick, and welcome ladies and gentlemen.

We again achieved strong underlying business results in the second quarter, with actual results impacted both by unfavorable currency movements and the hurdle we faced in Japan due to our extraordinary results there during the second quarter last year.

Our organic cigarette volume in the quarter was down by 1.2% to 238.3 billion units. However, excluding the Japan hurdle of 6.3 billion units, organic cigarette volume was up by 1.4%. In addition, our organic volume of Other Tobacco Products increased by 11.8% in the quarter.

(SLIDE 5.)

Net revenues and adjusted OCI, excluding currency and acquisitions, were up by 2.9% and 3.5%, respectively. Without the Japan hurdle, our growth rates would have been in line with our annual mid to long-term currency-neutral targets of 4% to 6% and 6% to 8%, respectively.

(SLIDE 6.)

Adjusted diluted EPS reached $1.36 in the second quarter, slightly ahead of last year, and were up by 9.0%, excluding currency. If one also takes into consideration the previously disclosed Japan hurdle of ten cents at an EPS level, then adjusted diluted EPS, excluding currency, was up by a very strong 17.7% in the second quarter.

(SLIDE 7.)

Our results for the first half of the year were excellent. Organic cigarette volume was up 1.8%. Excluding currency and acquisitions, net revenues and adjusted OCI grew by 6.5% and 8.3%, respectively. Finally, adjusted diluted EPS increased by 13.3%, excluding currency.

(SLIDE 8.)

These results confirm our expectation of solid organic cigarette volume growth in 2012. We have the best geographic footprint in the industry and leadership in both emerging and developed markets. Our volume is growing strongly in many markets in both the Asia and EEMA Regions, offsetting weaker volume trends in the EU Region due to the deterioration of the economic situation and weaker consumer confidence. Consequently, we expect to continue to grow currency-neutral profitability at a rapid pace, with sustained strong pricing and a favorable product mix only partially offset by an unfavorable geographic mix.

Exchange rates however continue to be volatile. At prevailing exchange rates, the forecast currency headwind this year is slightly higher than the 25 cents per share that we predicted in June. However, our underlying business is very strong and this is expected to offset the additional unfavorable currency impact of two cents per share.

(SLIDE 9.)

We are therefore today reaffirming our reported diluted 2012 EPS guidance of $5.10 to $5.20, compared to $4.85 in 2011. On a currency-neutral basis, our guidance implies a forecast growth rate of approximately 10% to 12%, compared to adjusted diluted EPS of $4.88 in 2011, this despite the Japan hurdle and weak industry volume in Europe. Let me remind you that our mid to long-term currency-neutral annual growth target for adjusted diluted EPS is also 10% to 12%.

(SLIDE 10.)

As we indicated during our Investor Day last month, cigarette industry volumes in the EU Region were unusually depressed in the second quarter. The overall decline was 9.7%, with significant reductions not only in markets such as Greece and Spain, but also in Italy and Poland, with even Germany suffering a 5.1% drop. The decline was driven by a reduction in daily consumption, while smoking incidence has remained relatively stable.

For the first half of the year, cigarette industry volume in the EU Region was down 5.8%. This confirms that the second quarter decline was unusually severe as adult smokers adjusted to the renewed recessionary environment and there were some unfavorable timing issues. Our current expectation for the second half of the year is that the decline rate for cigarette industry volume in the EU Region should be similar to that experienced during the first half of the year.

(SLIDE 11.)

The average unemployment rate across the European Union increased by 0.7 points between June 2011 and May 2012, with significantly more pronounced increases in Greece, Spain and Italy. Only Germany showed a meaningful decline.

As a result of the deteriorating job market, the average unemployment level in the EU stood at 10.3% in May, with Spain and Greece double this level. France and Italy are just below the EU average, while Germany and the Netherlands continue to have relatively low levels of unemployment.

We have always highlighted unemployment levels and trends as key indicators for industry volume. We therefore do not expect a return to the normal underlying decline rate of 2% to 3% in the EU Region until the issue is addressed in a meaningful way.

(SLIDE 12.)

We achieved a resilient market share performance in the second quarter, with 38.5% overall in the EU Region, 0.2 points below the previous year’s level. On a half year basis, our share of 37.9% was down 0.4 points.

We are very encouraged by the performance of Marlboro in this difficult economic environment. In the second quarter, Marlboro’s share in the Region grew by 0.3 points to 18.4%, and it was up slightly on a six month basis. Marlboro gained share in the quarter notably in Belgium, the Czech Republic, Finland, Germany, Greece, Hungary, Italy and Poland. L&M continued to grow share in such markets as Finland, Germany, Poland and Slovakia, but this was not enough to offset declines in the quarter in Greece, the Netherlands, Portugal and Spain. Chesterfield is performing very well and is being successfully established as a strong second leg for us in the low-price segment in the EU Region.

(SLIDE 13.)

We are rapidly gaining share in the growing fine-cut category. Industry volumes increased by nearly 8% in both the second quarter and the first half, as adult smokers down-traded to less expensive options. Our share of the fine cut category rose by 1.4 points in the quarter and by 1.7 points in the first half to 14.1% and 14.0%, respectively.

(SLIDE 14.)

The market situation in Italy deserves specific attention.

Cigarette industry volume in Italy declined by 10.5% in the second quarter and by 8.5% in the first half of 2012. The most important single factor has been a reduction in consumer purchasing power, aggravated by the payment of increased property taxes in June and the increase in cigarette prices over the last twelve months. This unfavorable development in the cigarette industry is not a unique phenomenon as a wide range of consumer products have been affected by the economic slowdown.

Impacting specifically the cigarette industry, there has also been down-trading to the fine cut category and an increase in illicit trade, particularly the so-called “illicit whites”, with brands such as Jin-Ling and Classic. Despite recent price increases, the fine cut category grew by 74.6% in the quarter, though it still represents a relatively modest 6.5% of total tobacco industry volume.

In terms of market share, Marlboro is performing strongly. It gained 0.3 points to reach a 23.0% share in the quarter, despite the continued pressure on the premium segment. However, our overall cigarette market share declined in both the quarter and the first half, as the strong performance of Marlboro and the launch of Philip Morris Selection in the low-price segment were unable to offset the decline of our local heritage brand Diana. In contrast, our share in fine cut grew by 24.5 points in the quarter to a record level of 31.0%, firmly establishing us as the category leader in Italy.

(SLIDE 15.)

In Germany, cigarette industry volume declined in the quarter by 5.1%. This was attributable to the impact of the recent price increases, a decline in consumer confidence in spite of low unemployment rates, a difficult comparison with a second quarter last year that was up 4.6%, and some timing issues. We believe that the first half decline of 1.3% is a better reflection of the underlying trend.

PMI continued to perform strongly with further share gains in the second quarter. Our share in cigarettes was up 0.3 points to 36.4% and our share in fine cut grew by 1.2 points to 16.0%. We are very pleased by the improved performance of Marlboro, which gained 0.3 points in the cigarette category and 1.2 points in the fine cut category, while L&M continued to grow share in the cigarette category and Chesterfield gained in both the cigarette and the fine cut categories.

(SLIDE 16.)

As a consequence of the industry volume declines, our second quarter results were soft in the EU Region. Cigarette volume was down 9.4%, only partially offset by a strong 18.2% growth in OTP volume. Net revenues and adjusted OCI, excluding currency and acquisitions, were down 0.7% and 2.7%, respectively. We were largely able to offset the lower volumes with higher prices. Excluding currency and acquisitions, June Year-to-Date net revenues, increased by 2.0% and adjusted OCI was just above the prior year level on the same basis.

(SLIDE 17.)

In contrast, we had another very strong quarter in the EEMA Region and our results Year-to-Date June were equally excellent. In the quarter, organic volume grew by 4.9%, while net revenues and adjusted OCI, excluding currency and acquisitions, increased by 12.7% and 22.9%, respectively.

(SLIDE 18.)

While pricing at $114 million continued to be a significant contributor to the growth in EEMA’s OCI, it was almost matched in the quarter by our $104 million volume/mix variance. This is in fact the fifth consecutive quarter of positive volume/mix in the Region.

(SLIDE 19.)

This was driven by the strength of our brand portfolio, with a particularly encouraging performance of our premium brands, with volume up 7.4% in the second quarter. Overall, nine of our top ten brands in the EEMA Region grew volume in the quarter, with just Chesterfield down. Marlboro had a strong quarter with a volume gain of over one billion units, or 5.0%, driven mainly by North Africa, Saudi Arabia and Serbia. The performance of Parliament was truly outstanding with volume up 1.1 billion units, or 16.3%, driven mainly by Eastern Europe and Turkey.

On a market basis, our strong results were led by Russia, so let me provide you with further details on this important market.

(SLIDE 20.)

Though we do not have definitive data yet, we believe that the Russian cigarette market grew slightly during the first half of the year. We attribute this to an improvement in the economy and a return of foreign workers as the construction industry has started to pick up again. As a result of recent price increases in cigarettes, foreseen hikes in utility prices, and slightly slower expected economic growth in the second half of the year, we forecast that full year industry cigarette volume should reach a level similar to last year’s.

We are outpacing industry volume. During the second quarter, our volume increased at a much faster rate of 8.7% and was 5.0% higher in the first half. Two very important positive aspects of the Russian market were uptrading by adult smokers, in spite of significant price increases, and our ability to gain market share, thanks to the strength and breadth of our brand portfolio. For the quarter through the end of May, our market share was 0.7 points higher at 26.1% thanks to the strong performance of Parliament, L&M, Bond Street and Next.

We took a further price increase of 3 Rubles per pack across our portfolio in July.

(SLIDE 21.)

We launched Marlboro ClearTaste in Russia in June. This is a much smoother-tasting line of products, which addresses adult smoker preferences. We started the launch in key cities and have already achieved outstanding distribution at point of sale. Initial consumer feedback and trial data are positive. It will of course take several months before we can draw any firm conclusions.

(SLIDE 22.)

Our performance in the Asia Region was again very strong in the second quarter. This was, however, masked by the aforementioned hurdle in Japan.

Our organic cigarette volume in the quarter was up 7.4% excluding the Japan hurdle, driven primarily by Indonesia, though down 0.7% on a reported basis. Likewise, excluding the Japan hurdle, adjusted OCI, excluding currency and acquisitions, would have shown a strong increase, but it was down 2.6% including the full comparison for Japan.

(SLIDE 23.)

Industry volume in Japan increased by nearly 10% in the second quarter compared to the distorted period last year. For 2012, we are now forecasting a stable total market, though the underlying trend remains a moderate decline of 1% to 2% a year going forward.

During the first half of this year, Japan Tobacco accelerated its program of new launches and this has had some impact on our market share, which reached 27.8% in the second quarter. This was 0.2 points lower than the previous quarter but still substantially above the pre-earthquake share levels.

Lark Hybrid 100s maintained a 0.4% market share and we launched Marlboro Black Menthol Edge 8 and Marlboro Menthol Edge 1 during the second quarter. Our latest launch this month is Marlboro Ice Blast in 5mg and 1mg variants - the 8mg variant having achieved a 1.3% market share during the second quarter. With these efforts and additional new launches in the pipeline, we are confident that we should be able to stabilize our market position going forward.

On the fiscal front, the Japanese Government obtained Parliamentary approval for a two-step increase in Consumption Tax from 5% today to 8% in 2014 and 10% in 2015. While prices remain government controlled, the last tax increases resulted in margin-enhancing price increases.

(SLIDE 24.)

Volumes continued to grow in the second quarter in Indonesia, albeit, as expected, at a slower rate than in the first quarter. Industry volume grew by 6.9% in the second quarter, while PMI volume increased by 17.8%. Supported by a strong economy, adult smokers have been uptrading to the premium segment, which has grown by 2.0 points in the first six months of this year.

PMI has the strongest and broadest portfolio in the Indonesian market along with an unmatched national distribution network and highly qualified and motivated employees. Our market share grew by 3.1 points in the quarter to 33.5% as Sampoerna A remained the fastest-growing brand, in terms of share gains, with an increase of 1.2 points to 13.1%, and we continued to benefit from rounded price points.

Going forward, we forecast a market growth of around 8% for the full year, and look for further PMI share growth, though at a slower pace than in the first half of this year.

(SLIDE 25.)

Pricing continues to be the most important single driver of PMI’s profitability. The pricing variance was $463 million in the quarter, giving a half year pricing variance of $832 million. This year we have increased prices notably in Argentina, Australia, Brazil, Germany, Indonesia, Italy, Korea, Mexico, the Philippines, Poland, Russia, Saudi Arabia, Spain and Ukraine.

(SLIDE 26.)

Our volume/mix variance was obviously negative in the quarter due to the Japan hurdle. However, as you can see on the chart, excluding the hurdle, eight of our top ten brands grew volume in the first half of the year and the other two were essentially stable. In volume terms, Marlboro achieved the largest growth, while in percentage terms, Fortune, Sampoerna A, Parliament and Lark all recorded double digit growth.

(SLIDE 27.)

We are continuing to expand our market share in our top 30 OCI markets. Our June three-month moving average share of 36.9% is above both our 12-month moving share and the 2011 results, and 1.4 share points above the 2010 share level.

(SLIDE 28.)

Free cash flow declined in the second quarter by $703 million to $3.2 billion. Unfavorable currency movements were responsible for over half this decrease. In addition, we built up finished goods stock in Brazil and Russia, and working capital consequently increased by $388 million. This will be reversed during the third quarter when this inventory is sold.

(SLIDE 29.)

During the second quarter, we spent a further $1.5 billion to repurchase 17.8 million shares. In June, the Board approved a new three-year $18 billion share repurchase program, which will start in August when funds from the previous program will have been fully utilized ahead of schedule. Our target remains to spend $6 billion on share repurchases this year.

Since the spin through the end of June this year, we spent $24.4 billion to repurchase 449.9 million shares, representing 21.3% of our shares outstanding at the time of the spin, at an average price of $54.21.

(SLIDE 30.)

In conclusion, the second quarter of 2012 was, as expected, a very strong one in terms of underlying business momentum, but a challenging one in terms of reported results due to the Japan hurdle and unfavorable currency movements.

As we foresaw during our June Investor Day, EEMA and Asia Region results were very strong in the second quarter, enabling us to offset unusually weak cigarette industry volume in the EU Region.

The breadth of our geographic footprint, the continued strong pricing environment based on our superior brand portfolio, and productivity gains enabled us to grow both net revenues and adjusted OCI in the second quarter, excluding currency and acquisitions.

Adjusted diluted EPS, excluding currency, increased by 9.0% in the second quarter. If the ten cents hurdle related to Japan were excluded, the increase in adjusted diluted EPS, excluding currency, was a very substantial 17.7%, confirming the overall strength of our business.

We have reaffirmed today our 2012 reported diluted EPS guidance of $5.10 to $5.20. Compared to adjusted diluted EPS of $4.88 in 2011, this represents a growth rate of approximately 10% to 12%, excluding currency.

(SLIDE 31.)

I will now be happy to answer your questions.

NICK ROLLI

Well, thank you for joining us. That concludes our call today. If you have any follow-up questions, please contact the investor relations team here in Lausanne.

Thank you again and have a nice day.